EXHIBIT 99.1

WORLD AIRWAYS ANNOUNCES NEW

$70 MILLION CONTRACT WITH TM TRAVEL

Contract Value Estimated at $7.3 Million for 2003;

$31 Million Per Year for Both 2004 and 2005

Peachtree City, GA — September 10, 2003 — World Airways, Inc. (NASDAQ: WLDA) today announced a new contract with TM Travel to provide service between Honolulu, Hawaii, and Las Vegas, Nevada. The initial service will begin on September 17, 2003. This service will utilize an MD-11 passenger aircraft with enhanced legroom in both business and economy class. TM Travel and World Airways have the option to extend the contract beyond its current expiration date of December 2005.

Hollis Harris, chairman and chief executive officer of World Airways, said, “This contract is evidence of our success in expanding our reach to new customers and in diversifying our revenue base. We’re pleased that business development efforts are paying dividends in the form of new customers, and we will continue to target additional business opportunities this year.”

Utilizing a well-maintained fleet of international range, wide-body aircraft, World Airways has an enviable record of safety, reliability and customer service spanning more than 55 years. The Company is a U.S. certificated air carrier providing customized transportation services for major international passenger and cargo carriers, the United States military and international leisure tour operators. Recognized for its modern aircraft, flexibility and ability to provide superior service, World Airways meets the needs of businesses and governments around the globe. For more information, visit the Company’s website at www.worldair.com.

[“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This release contains forward looking statements that are subject to risks and uncertainties including, but not limited to, the impact of competition in the market for air transportation services, the cyclical nature of the air carrier business, reliance on key marketing relationships, fluctuations in operating results and other risks detailed from time to time in the Company’s periodic reports filed with the SEC (which reports are available from the Company upon request). These various risks and uncertainties may cause the Company’s actual results to differ materially from those expressed in any of the forward looking statements made by, or on behalf of, the Company in this release.]